EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of January 1, 2020 (the “Effective Date”), by and between Mark Thurmond (“Executive”) and Tenable, Inc. (the “Company”).

The Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or employment arrangements between Executive and the Company or any predecessor thereof.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.Employment by the Company.

1.1At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company, any of its Affiliates (as defined in Section 4 below), or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(f) below), Good Reason (as defined in Section 6.2(e) below), or advanced notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any salary or cash bonus following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.

1.2Position. Subject to the terms set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. Executive shall serve as Chief Operating Officer of Tenable Holdings, Inc., the Company’s parent entity (“Holdings”). During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company and its Affiliates necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.

1.3Duties. Executive will report to the Chief Executive Officer of Holdings (the “CEO”) and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as Chief Operating Officer, as shall reasonably be assigned to Executive by the CEO, subject to the oversight and direction of the CEO. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters, or such other location as assigned. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company or any of its Affiliates.

1.4Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Salary. Executive shall receive an annualized base salary of $375,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2Bonus.

(a)During Employment. Executive shall be eligible to earn a quarterly performance bonus with respect to each calendar quarter (the “Quarterly Bonus”) with an aggregate annual target of $325,000 (the “Target Bonus”) or such other amount as the Company may set from time to time. The Quarterly Bonuses, which may be less than or more than one quarter of the Target Bonus amount, will be based upon the CEO’s assessment of Executive’s performance and the Company’s attainment of targeted goals (as set by the Company and confirmed by the Board of Directors of Holdings (the “Board”) in its reasonable good faith discretion) over the applicable calendar quarter. The Quarterly Bonuses, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each quarter of each calendar year, the Board (or any authorized committee thereof) will determine whether Executive has earned that quarter’s Quarterly Bonus, and the amount of any Quarterly Bonus, based on the set criteria and any other criteria the Board (or any authorized committee thereof) deems relevant. No amount of any Quarterly Bonus is guaranteed at any time, and, except as otherwise stated in Sections 6.2(a)(iii), 6.3(a)(ii), and 6.3(a)(iii), Executive must be an employee in good standing through the date the Quarterly Bonus is paid to be eligible to receive a Quarterly Bonus. Except as otherwise stated in Sections 6.2(a)(iii) and 6.3(a)(iii), no partial or prorated bonuses will be provided. Subject to Sections 6.2(c) and 6.3(b) related to payments upon certain terminations of employment, any Quarterly Bonus, if earned, will be paid at the same time quarterly bonuses are generally paid to other similarly situated employees of the Company, but, for the purposes of satisfying the requirements for an exemption from Section 409A (as defined herein), in no event later than March 15th of the first calendar year that begins following the end of the calendar quarter with respect to which the Quarterly Bonus is earned. Executive’s eligibility for a Quarterly Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

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(b)Upon Termination. Subject to the provisions of Section 6, in the event Executive leaves the employ of the Company for any reason prior to the date the Quarterly Bonus for that quarter is paid, Executive is not eligible to earn such Quarterly Bonus, prorated or otherwise.

2.3    Equity Incentive Awards. Upon hire, Executive will receive restricted stock units valued at Five Million Seven Hundred Thousand Dollars ($5,700,000), with each unit representing the right to receive one share of Holdings’ common stock (the “RSUs”). Executive’s target annual equity RSU grant will be valued at Three Million Two Hundred Thousand Dollars ($3,200,000). RSUs will be subject to Holdings’ equity plans and individual restricted stock unit grant notices and agreements, as applicable, including but not limited to the vesting schedules set forth therein. In addition, Executive will be eligible to receive awards of stock options, restricted stock units, or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time (any such awards the “Subsequent Awards”). The Board or a committee of the Board may determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The RSUs and any Subsequent Awards (collectively, the “Equity Awards”) may be subject to accelerated vesting in accordance with Section 6 of this Agreement.

2.4    Signing Bonus. Within thirty (30) days following the full execution of this Agreement, Company shall pay Executive a signing bonus in the amount of Four Hundred Thousand Dollars ($400,000). Should Executive’s employment with the Company terminate prior to January 1, 2021, Executive shall immediately repay the entire amount of the signing bonus to the Company.

2.5    Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.Intellectual Property, Non-Disclosure and Non-Solicitation
Obligations. Contemporaneously with this Agreement and as a condition of employment, the parties hereto have entered into an Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement, attached hereto as Exhibit C, which may be amended by the parties from time to time without regard to this Agreement. The Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.Outside Activities. Except with the prior written consent of the CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive

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may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s position with the Company and any of its Affiliates, or (iii) reasonable time serving as trustee, director, or advisor to any family companies or trusts, so long as the activities set forth in clauses (i), (ii), and (iii) do not interfere, individually or in the aggregate, with the performance of Executive’s duties for the Company and any of its Affiliates, are not competitive with the business of the Company or any of its Affiliates, will not otherwise result in Executive’s breach of the Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement, or create a business or fiduciary conflict. This restriction shall not, however, preclude Executive from
(x) owning less than one percent (1%) of the total outstanding shares of a publicly traded company,
(y) managing Executive’s passive personal investments, or (z) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5.No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6.Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company or any of its Affiliates may terminate the employment relationship at any time, with or without cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1Termination by Virtue of Death or Disability of Executive.

(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(d) below) due to Executive. In addition, subject to Executive’s estate’s compliance with Section 6.2(b) below, Executive’s covered dependents will be eligible to receive the COBRA Premiums (as defined in Section 6.2(a)(ii) below), but not (i) the other Non-CIC Severance Benefits (as defined in Section 6.2(a) below), (ii) the CIC Severance Benefits (as defined in Section 6.3(a) below), or (iii) except as provided under any benefit plan or program, any other severance compensation or benefit.

(b)Subject to applicable state and federal law, the Company or any of its Affiliates shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company or any of its Affiliates of Executive’s employment based on “Disability” shall mean termination because

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Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive. In addition, subject to Executive’s compliance with Section 6.2(b) below, Executive will be eligible to receive the COBRA Premiums, but not (i) the other Non-CIC Severance Benefits, (ii) the CIC Severance Benefits, or (iii) except as provided under any benefit plan or program, any other severance compensation or benefit.

6.2Termination by the Company or Resignation by Executive.

(a)The Company or any of its Affiliates shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time with or without Cause, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to provide at least thirty (30) days’ notice of Executive’s resignation without Good Reason and to comply with the additional notice requirements set forth in Section 6.2(e) below for any resignation for Good Reason. If Executive is terminated by the Company or any of its Affiliates (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations. In addition, if Executive is terminated without Cause or resigns for Good Reason, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its affiliates and representatives, in a form substantially similar to the form attached hereto as Exhibit D (the “Separation Agreement”) and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

(i)An amount equal to twelve (12) months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular bimonthly payroll dates (the “Cash Severance”);

(ii)Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason,

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including plan termination (such period from the termination date through the earlier of (1)- (3), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company (all benefits in this subsection collectively referred to as the “COBRA Premiums”);

(iii)A lump sum cash payment in an amount equal to the Target Bonus for the year in which the termination occurs, prorated based on Executive’s last day of employment, reduced by any Quarterly Bonus amounts already paid to Executive or included in the definition of Accrued Obligations for the calendar year in which such termination date occurs, and subject to standard payroll deductions and withholdings, which will be paid on the next date on which Quarterly Bonuses are scheduled to be paid, which in no event will be later than March 15 of the year following the year in which the termination date occurs (subject to Section 6.2(c)); and

(iv)Acceleration of the vesting schedule of Executive’s Equity Awards shall be subject to such accelerated vesting as set forth in the terms of the award agreement governing such Equity Award.

(b)Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than 45 days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive benefits pursuant to Section 6.2(a) (or Executive’s estate’s ability to receive benefits pursuant to Section 6.1(a) as applicable) is further conditioned upon Executive (or Executive’s estate, as applicable): returning all Company property; complying with Executive’s post-termination obligations under this Agreement and the Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement; complying with the Separation Agreement, including without limitation any non- disparagement and confidentiality provisions contained therein; and resignation from any other positions Executive holds with the Company, effective no later than Executive’s date of termination (or such other date as requested by the Board).

(c)The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.2(a) prior to the 60th day following Executive’s date of termination. On the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will make the first payments to Executive under Section 6.2(a)(i) and (iii) in a lump sum equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on

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Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 6.7.

(d)For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination and, if required by applicable law and the Company’s applicable policy as of the time of termination, any accrued but unused vacation through the date of termination (both of which, for purpose of clarity, shall be paid in cash),
(ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan, and (iv) any Quarterly Bonus earned but unpaid for the prior quarter.

(e)For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company or any of its Affiliates without Executive’s express prior written consent: (i) a material reduction by the Company or any of its Affiliates of Executive’s base salary (other than in a broad based reduction similarly affecting all other members of the Company’s executive management); (ii) a material breach by the Company of this Agreement or any other material written agreement between Executive and the Company concerning the terms and conditions of Executive’s employment; (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Executive’s duties, authority, or responsibilities for Holdings relative to Executive’s duties, authority, or responsibilities for Holdings in effect immediately prior to such reduction; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following Executive’s learning of the occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company and/or Affiliate fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates Executive’s employment within sixty (60) days following the end of the Cure Period. For the avoidance of doubt, any change in (a) Executive’s title,
(b) the officer to whom Executive reports, (c) the entity structure of the Company, including as a result of a reorganization, sale, shutdown, or any other discontinuance of an Affiliate, or (d) the Company or the Affiliate serving as Executive’s employing entity, in each case, without a corresponding material reduction in Executive’s duties, authority, or responsibilities, in accordance with clause (iv) above, shall not constitute Good Reason.

(f)For purposes of this Agreement, “Cause” means (i) Executive’s conviction of, indictment, or plea of nolo contendere for any crime (whether or not involving the Company or any of its Affiliates) (A) constituting a felony or (B) that results in a material adverse impact on the performance of Executive’s duties to the Company or any of its Affiliates, or otherwise results in a material adverse impact on the business or reputation of the Company or any of its Affiliates; (ii) willful misconduct on the part of Executive, in connection with Executive’s employment (including any willful misconduct that constitutes a material violation of the material written policies of the Company or any of its Affiliates, including, but not limited to, those relating

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to sexual harassment or the disclosure or misuse of confidential information), that results in material injury to the business or reputation of the Company or any of its Affiliates; (iii) misappropriation by Executive of any material assets or any business opportunities of the Company or any of its Affiliates that results in material financial harm to the Company or any of its Affiliates; (iv) embezzlement or fraud committed by Executive or at Executive’s direction, which results in material financial harm to the Company; (v) Executive’s willful and material refusal to perform Executive’s duties for the Company or any of its Affiliates; or (vi) Executive’s material breach of a material provision of this Agreement, the Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement, or any other material written agreement between Executive and the Company or any of its Affiliates; provided, however, that with respect to any termination for Cause relying on clause (ii), (iii), or (v) of this sentence, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) days’ written notice of the Company’s or any of its Affiliates’ intention to terminate Executive for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless the Board determines in its reasonable discretion that Executive has cured or taken steps designed to result in cure of such act or acts or failure or failures to act that give rise to Cause during such period. In addition, if, within ninety (90) days subsequent to the termination of Executive for any reason other than by the Company or any of its Affiliates for Cause, it is discovered that Executive’s employment could have been terminated for Cause pursuant to clause (ii) or (iv) of the immediately preceding sentence, Executive’s employment shall, at the discretion of the Board, be deemed to have been terminated by the Company or any of its Affiliates, as applicable, for Cause, and Executive shall be required to repay to the Company all amounts received by Executive in connection with any severance benefits that Executive would not have received had such termination been by the Company or any of its Affiliates for Cause.

(g)The benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program. Executive is not required to mitigate amounts payable under this Section 6.2 or under Section 6.3 by seeking other employment or otherwise, nor must Executive return to the Company any amounts earned under subsequent employment.

(h)Any damages caused by the termination of Executive’s employment without Cause or for Good Reason would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(i)If the Company or any of its Affiliates terminates Executive’s employment for Cause or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in Exhibit B hereto), then Executive shall be entitled to the Accrued Obligations, but Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.

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6.3Resignation by Executive for Good Reason or Termination by the Company without Cause (in connection with a Change in Control).

(a)In the event that the Company or any of its Affiliates terminates Executive’s employment without Cause or Executive resigns for Good Reason within three (3) months prior to the date that a definitive agreement providing for a Change in Control is entered into or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”), subject to the terms and conditions set forth in Section 6.3(b):

(i)The Cash Severance and COBRA Premiums described in Section 6.2(a)(i) and (ii); provided that the Cash Severance shall be paid in a lump sum as set forth in Section 6.3(b) below;

(ii)A lump sum cash payment in an amount equal to one (1) times the Target Bonus for the year in which the termination occurs, subject to standard payroll deductions and withholdings, which will be paid on the next date on which the next Quarterly Bonuses are scheduled to be paid, which in no event will be later than March 15 of the year following the year in which the termination date occurs (subject to Section 6.3(b));

(iii)A lump sum cash payment in an amount equal to one (1) times the Target Bonus for the year in which the termination occurs, prorated based on Executive’s last day of employment, reduced by any Quarterly Bonus amounts already paid to Executive or included in the definition of Accrued Obligations for the calendar year in which such termination date occurs, and subject to standard payroll deductions and withholdings, which will be paid on the next date on which Quarterly Bonuses are scheduled to be paid, which in no event will be later than March 15 of the year following the year in which the termination date occurs (subject to Section 6.3(b)); and

(iv)Effective as of the later of Executive’s Change in Control Termination Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding Equity Awards held by Executive immediately prior to the Change in Control Termination Date shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full. Executive’s Equity Awards shall remain outstanding following Executive’s Change in Control Termination Date if and to the extent necessary to give effect to this Section 6.3(a)(iv) subject to earlier termination under the terms of the equity plan under which such awards were granted and the original maximum term of the award (without regard to Executive’s termination).

(b)The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.3(a) prior to the 60th day following Executive’s date of termination. On the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will make the lump sum payments to Executive specified in Section 6.3(a)(i) and the lump sum payments specified in Sections 6.3(a)(ii)-

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(iii) that have not yet been made due to this Section 6.3(b), subject to any delay in payment required by Section 6.7.

(c)The benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(d)Any damages caused by the termination of Executive’s employment without Cause or for Good Reason in connection with a Change in Control would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4Intentionally Omitted.

6.5Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company or any of its Affiliates, for a period of sixty (60) days following Executive’s termination of employment, in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company or any of its Affiliates is involved, and the orderly transfer of any such pending work to such other Executives as may be designated by the Company or any of its Affiliates; provided, that the Company agrees that the Company (a) shall make reasonable efforts to minimize disruption of Executive’s other activities, and
(b) shall reimburse Executive for all reasonable expenses incurred in connection with such cooperation, including, without limiting Executive’s rights to indemnification, for reasonable attorney’s fees and costs of legal counsel incurred by Executive in connection with such cooperation.

6.6Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, a position on the Board and all positions with any and all subsidiaries and Affiliates of the Company.

6.7Application of Section 409A.

(a)It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b)No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A- 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments

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and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c)To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.7(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.7(c).

(d)To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.8Excise Tax Adjustment.

(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in

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the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of Section 6.8 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:
(A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.8. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.8(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.8(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.8(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.General Provisions.

7.1Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at

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Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4Complete Agreement. This Agreement (including its Exhibits), and any other separate agreement relating to stock awards constitute the entire agreement between Executive and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the law of the State of Maryland.

7.9Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or any of its Affiliates or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company or any of its Affiliates, and may result in unnecessary costs, delays,

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complexities, and uncertainty. The parties agree that any dispute between Executive and the Company or any of its Affiliates arising out of or relating to the negotiation, execution, performance or termination of this Agreement or any other agreement between the parties, regardless of whether that agreement itself specifies arbitration as an exclusive remedy, Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state, or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The location for the arbitration (or any litigation as permitted herein) shall be the Howard County, Maryland area. Any award made by such panel shall be final, binding, and conclusive on the parties for all purposes and shall be kept confidential, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The arbitrator may award reasonable attorney’s fees, costs, and expenses to the prevailing party in any arbitration, in addition to any other relief to which the prevailing party may be entitled. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Except as otherwise stated above, by electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State, or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request, or motion will be made for trial by jury.

SIGNATURES ON THE NEXT PAGE

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In Witness Whereof, the parties have executed this Employment Agreement on the day and year first written above.
Tenable, Inc.

By:	/s/ Amit Yoran
Amit Yoran
President, Chief Executive Officer and Chairman
Tenable Holdings, Inc.

Executive:
/s/ Mark Thurmond
Mark Thurmond

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Exhibit B

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of Holdings representing more than 50% of the combined voting power of Holdings’ then outstanding securities other than by virtue of a merger, consolidation, or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of Holdings directly from Holdings, (B) on account of the acquisition of securities of Holdings by an investor, any affiliate thereof or any other Exchange Act Person that acquires Holdings’ securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for Holdings through the issuance of equity securities, (C) on account of the acquisition of securities of Holdings by any individual who is, on the IPO Date, either an executive officer or a member of the Board (a “Director”) (either, an “IPO Investor”) and/or any entity in which an IPO Investor has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “IPO Entities”) or on account of the IPO Entities continuing to hold shares that come to represent more than 50% of the combined voting power of Holdings’ then outstanding securities as a result of the conversion of any class of Holdings’ securities into another class of Holdings’ securities having a different number of votes per share pursuant to the conversion provisions set forth in Holdings’ Amended and Restated Certificate of Incorporation; or (D) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Holdings reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Holdings, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)there is consummated a merger, consolidation, or similar transaction involving (directly or indirectly) Holdings and, immediately after the consummation of such merger, consolidation, or similar transaction, the stockholders of Holdings immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation, or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation, or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Holdings immediately prior to such transaction; provided, however, that a merger, consolidation, or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are owned by the IPO Entities;

(iii)there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of Holdings and its Subsidiaries, other than a sale, lease,

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license, or other disposition of all or substantially all of the consolidated assets of Holdings and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of Holdings in substantially the same proportions as their Ownership of the outstanding voting securities of Holdings immediately prior to such sale, lease, license, or other disposition; provided, however, that a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of Holdings and its Subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring Entity or its parent are owned by the IPO Entities;

(iv)individuals who, on the IPO Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Holdings.

“Common Stock” means, as of the IPO Date, the common stock of Holdings, having one vote per share.

“Entity” means a corporation, partnership, limited liability company, or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Person” means any natural person, Entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) Holdings or any Subsidiary of Holdings, (ii) any employee benefit plan of Holdings or any Subsidiary of Holdings or any trustee or other fiduciary holding securities under an employee benefit plan of Holdings or any Subsidiary of Holdings, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of Holdings in substantially the same proportions as their Ownership of stock of Holdings; or (v) any natural person, Entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the IPO Date, is the Owner, directly or indirectly, of securities of Holdings representing more than 50% of the combined voting power of Holdings’ then outstanding securities.

“IPO Date” means the date of the underwriting agreement between Holdings and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or

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otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

“Subsidiary” means, with respect to Holdings, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by Holdings, and (ii) any partnership, limited liability company, or other entity in which Holdings has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

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Exhibit C

INTELLECTUAL PROPERTY, NON-DISCLOSURE, AND NON-SOLICITATION AGREEMENT

Tenable, Inc. (the “Company”) and I, Mark Thurmond, have entered into this Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement (the “Agreement”) effective as of January 1, 2020. I agree that I am entering into this Agreement in consideration of the amended and restated employment agreement into which I am concurrently entering with the Company, my employment with the Company and its affiliated entities, including, but not limited to, the Company’s parent entity, Tenable Holdings, Inc. (collectively, the “Company Entities”), the compensation now and later paid to me, and in further consideration of the Company Entities providing me with ongoing access to and use of the Confidential Information (defined below) and Specialized Training (defined below), as well as other valuable consideration, the sufficiency of which I acknowledge.

Recitals

WHEREAS, during the course of my employment, I will have access to and knowledge of the trade secrets and Confidential Information of the Company Entities; and

WHEREAS, the Company Entities maintain a technically skilled workforce by conducting specialized in-house training and development of employees which is vital to maintain a competitive operation; and

WHEREAS, it is of material benefit to me to participate in on the job training and receive additional training and knowledge provided by the Company Entities and it is of material benefit to reasonably restrict the use of said training in a competitive marketplace and to restrict the disclosure of the Company Entities’ trade secrets and Confidential Information with a nondisclosure and non- solicitation agreement both of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, including but not limited to the amended employment agreement into which I am concurrently entering with the Company, the Company and I agree as follows:

1.Confidential Information.

A.Definition. For purposes of this Agreement, “Confidential Information” means information not generally known or available outside the Company Entities and information entrusted to the Company Entities in confidence by third parties. “Confidential Information” includes, without limitation, all Inventions (as defined below), technical data, trade secrets, know- how, research, product or service ideas or plans, software code and designs, developments, processes, formulas, techniques, designs and drawings, hardware configuration information, information relating to employees and other service providers of the Company Entities (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers (including, but not limited to, those on whom I called or with whom I became acquainted during my employment), information relating to stockholders or lenders, price lists,

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pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information I have learned or developed during the course of my service relationship with the Company Entities, including any consulting or other service relationship with the Company Entities prior to my current employment and any information I learned or developed during onboarding.

The absence of any marking or statement that particular information is Confidential Information shall not affect its status as Confidential Information.

Confidential Information shall not include:

i.Information in the public domain not as a result of breach of any duty by me or any other person;
ii.Information published or disseminated by the Company Entities without restriction to persons other than me;
iii.Information recognized as being part of my general skills, experience, and know-how, including information which was known to me prior to my employment or other service relationship with the Company Entities; and
iii. Information identified in writing by the Company Entities as not being Confidential Information.
I shall bear the burden of proving that information is not Confidential Information.
B.Protection of Information. At all times during the term of my employment and following the termination of my employment, for any reason, all Confidential Information shall be regarded as confidential, proprietary, and in the nature of trade secrets, and I agree not to: (i) disclose or disseminate Confidential Information to any third party including without limitation employees, independent contractors or consultants of the Company Entities without a legitimate business need to know such information, without the prior written consent of the relevant Company Entity, except as required by law (including, without limitation, judicial or administrative process) or by existing contracts to which a Company Entity is a party; (ii) remove Confidential Information from the Company Entities’ premises or make copies of Confidential Information without a valid business purpose; or (iii) use Confidential Information for my own benefit or for the benefit of any third party or in any way that would be detrimental to the Company Entities’ business. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have written verification from the relevant Company Entity that the information is not Confidential Information. Notwithstanding the foregoing, or anything to the contrary in this Agreement or any other agreement between the Company Entities and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is

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protected under the applicable provisions of law or regulation, including but not limited to, “whistleblower” statutes or other similar provisions that protect such disclosure.

C.Third Party Information and Other Rights. I understand that the Company Entities have received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on the relevant Company Entity’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than employees, independent contractors or consultants of the Company Entities who need to know such information in connection with their work) or use, except in connection with my work for the Company Entities, Third Party Information without the prior written consent of the relevant Company Entity. My agreements in this Section 1 are intended to be for the benefit of the Company Entities and any third party that has entrusted information or physical material to the Company Entities in confidence. This Agreement is intended to supplement, and not to supersede, any rights the Company Entities may have with respect to the protection of trade secrets or confidential or proprietary information.

D.Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information, except as required in performing my duties for the Company Entities, and for the non-solicitation covenants, and the other promises provided herein, the Company agrees to grant me access to Confidential Information, and to facilitate access to any other Company Entity Confidential Information, that is required to fulfill the duties of my position. I agree that the Company has no pre-existing obligation to reveal Confidential Information.

E.Specialized Training. I agree that I could not perform or continue to perform my position absent on-going “Specialized Training.” Specialized Training includes but is not limited to training regarding the Company Entities’ product(s), solutions, services and sales processes which are confidential and/or proprietary. I acknowledge that use or disclosure of Specialized Training, except as necessary in carrying out my work for the Company Entities, would be detrimental to the legitimate competitive interests of the Company Entities.

F.No Disclosure of Use of Information of Others. I agree that I will not, during my employment with the Company Entities, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of the Company Entities any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

G.Confidential Disclosure in Reporting Violations of Law or in Court Filings. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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2.Ownership of Inventions.

A.Definition. For purposes of this Agreement, “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any Inventions that I, solely or jointly with others, author, discover, develop, make, conceive, learn, or reduce to practice, in whole or in part, during the period of my employment by the Company Entities, excluding those Inventions addressed in Section 2.D or set forth in Exhibit A.

B.Inventions Retained. I have attached hereto as Exhibit A, without disclosing any third party confidential information, a complete list describing all Inventions that I made or conceived or first reduced to practice along or jointly with others prior to my employment with the Company Entities that relate in any way to any of the Company Entities’ proposed businesses, products or research and development, and that are not assigned to the Company hereunder. I represent that Exhibit A is a complete list of my pre-employment Inventions that I desire to have specifically excluded from my obligations pursuant to this Section. If no such list is attached, I represent that there are currently no such Inventions.

C.Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and I do hereby assign to the Company, or its designee, all of my right, title and interest in and to any and all Company Inventions throughout the world, including all copyrights, patent rights, trademark rights, mask work rights, moral rights, sui generis database rights and all other intellectual property rights of any sort relating thereto. I further agree that all Company Inventions are “works made for hire” to the greatest extent permitted by applicable law. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions and intellectual property rights related thereto.

D.Unassigned/Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company Entities’ equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either: (i) relate to the Company Entities’ actual or anticipated business, research or development; or (ii) result from or are connected with work performed by me for the Company Entities. In addition, I understand that the Company Inventions will not include, and the provisions hereof requiring assignment of inventions to the Company do not apply to, any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”). In order to assist in determining which Inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of employment, of all Inventions solely or jointly authored, discovered, developed, conceived or reduced to practice by me, in whole or in part, during employment.

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E.License to Inventions. If in the course of my employment with the Company Entities I use or incorporate into any Company Invention any Confidential Information or Inventions in which I or a third party has an interest and which is not covered by Section 2.C hereof, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with full right to transfer and sublicense, to practice and exploit such Confidential Information and Inventions and to make, have made, copy, modify, make derivative works of, use, sell, import and otherwise distribute under all applicable intellectual property rights without restriction of any kind.

F.Moral Rights. To the extent allowed by law, this Section 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

G.Maintenance of Records. I agree to maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of my employment with the Company Entities. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings or any other format. The records will be available to and remain the sole property of the Company at all times. I agree to deliver all such records (including any copies thereof) to the Company, at the time of the termination of my employment, as provided for in Sections 4 and 9 hereof.

H.Patents and Copyrights. I agree to assist the Company or its designee, at its expense, in every proper way to secure the Company’s or its designee’s rights in the Company Inventions and any copyrights, patent rights, trademark rights, mask work rights, moral rights, sui generis database rights or other intellectual property rights of any sort relating thereto throughout the world, including the disclosure of information with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations and all other instruments which the Company or its designee shall deem necessary to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign to the Company or its designee, and any successors, assigns and nominees, the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patent rights, trademark rights, mask work rights, sui generis database rights and other intellectual property rights of any sort relating thereto throughout the world. I agree that my obligation to execute any such instrument or papers shall continue during and after the end of my employment with the Company Entities and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in- fact, to act for and in my behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, trademark, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and will not be affected by my subsequent incapacity.

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I.Online Accounts. I agree that I will register all domains, usernames, handles, social media accounts and similar online accounts which I register on behalf of the Company Entities and which relate to the Company Entities or their intellectual property rights (the “Online Accounts”) in the name of the relevant Company Entity, except to the extent that such requests by a Company Entity are prohibited by law. The term “Online Accounts” shall exclude any domains, usernames, handles, social media accounts and similar online accounts which I have registered, or may in the future register, under my name exclusively for my personal use. If any Online Account that is not (or by the terms of such Online Account cannot be) registered in the name of a Company Entity is registered in my name or under my control, I agree to assign ownership and control of such Online Account to any person designated by the relevant Company Entity upon that entity’s request and at that entity’s expense. I agree to use any Online Account, whether registered in my name or the name of a Company Entity, in compliance with any applicable policies or guidelines of the Company Entities.

3.No Expectation of Privacy. I agree that I have no expectation of privacy with respect to the Company Entities’ telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company Entities’ premises, including disks and other storage media, filing cabinets or other work areas, is subject to reasonable inspection by Company Entity personnel at any time with or without notice.

4.Return of Equipment and Documents. Upon the termination of my employment for any reason, or at any time when so requested by a Company Entity, I agree to promptly return all Company Entity equipment, all Company Entity and client documents, any other Company Entity or client property in my possession or control, and any other materials containing Confidential Information, including all copies of same. I agree that on termination of my employment, or on demand, I will permit a representative of the Company Entities to access all data stored on any personal computer, laptop, PDA, telephone or other electronic device or storage media that I have used in any fashion in connection with my work for the Company Entities and to permanently remove, copy and/or delete any data belonging to the Company Entities or related to the Company Entities, their customers or their business.

5.Non-Solicitation Non-Compete (as applicable).

A.Non-Solicitation of Clients or Customers. I agree that I shall not, during my employment by the Company Entities, and for a period of one (1) year following termination of my employment for any reason, without the prior written consent of the Company, either directly or indirectly, on my own behalf or in the service or on behalf of others, solicit, induce, or attempt to solicit or induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to any Company Entity its relationship with that Company Entity.

For purposes of this section, a “Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment ends contracted for, was billed for, or received from any Company Entity any product, service or process with which I worked

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directly or indirectly during my employment by the Company Entities or about which I acquired Confidential Information.

For purposes of this section, “Potential Customer” means any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment ends (i) was in contact with me or in contact with any other employee, owner, or agent of any Company Entity, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with the Company Entities or about which I acquired Confidential Information or (ii) was solicited by any Company Entity in an effort in which I was involved or of which I was aware.

B.Non-Solicitation of Employees. I agree that I shall not, directly or indirectly, for a period of one (1) year following the termination of my employment for any reason, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of any Company Entity to terminate his or her relationship with that Company Entity, even if I did not initiate the discussion or seek out the contact provided that, the Company agrees that I will not be deemed to have breached or violated Section 5.A or this Section 5.B if a Customer or Potential Customer, or an employee, consultant, or independent contractor of any Company Entity, responds directly to a general advertisement or solicitation not specifically targeted at such person or entity.

C.Non-Compete. I acknowledge that during my employment I will have access to and knowledge of proprietary information and that such proprietary information contains trade secrets. In order to protect the Company Entities’ legitimate business interests including (without limitation) their interests in the Company Entities’ trade secrets and proprietary information, their relationships with customers, and their customer goodwill, I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company Entities (as extended pursuant to Section 10.D, if applicable), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (as defined below) anywhere in the Restricted Territory, to any person or organization that is engaged in a Competitive Undertaking, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services to any person or organization that is engaged in a Competitive Undertaking, anywhere in the Restricted Territory.

Notwithstanding the foregoing, the Company agrees and acknowledges that I may hold up to five percent (5%) of the outstanding equity interest in a publicly held company that is engaged in any Competitive Undertaking. In addition to the foregoing, the Company agrees and acknowledges that it will not be a breach or violation of this Section 5.C for me to be employed by or provide services to a third party that is engaged in a Competitive Undertaking and that also is engaged in the manufacture, development or sale of any product, service or process or the research and development thereof, which is not directly competitive with a product, service, or process or the research and development thereof of the Company Entities, with which I worked during my employment or about which I acquired proprietary information during my employment, so long as I am not employed to

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provide Conflicting Services to the competing portion of such third party and do not provide any information regarding the services that I provided to or performed for the Company Entities during my employment with the Company Entities.

The parties agree that for purposes of this Agreement, “Competitive Undertaking” means the manufacture, development or sale of any product, service, or process or the research and development thereof, by any person or organization other than the Company Entities, that is directly competitive with a product, service, or process or the research and development thereof of the Company Entities, with which I worked directly or indirectly during my employment or about which I acquired proprietary information during my employment.

The parties agree that for purposes of this Agreement, “Conflicting Services” means the services that I performed for the Company Entities.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred
(100) mile radius of any of the following locations: (i) any Company Entity business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of the Company Entities under active consideration by the Company Entities to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer;
(v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based; or (vi) any other location in any other country or state in which I have been engaged or involved in the Company Entities’ efforts to market or sell products or services.

6.Notification of Other Employers. The Company Entities and I may notify any future or prospective employer or third party of the existence and terms of this Agreement.

7.No Conflicts.

A.No Conflicting Obligations. I represent and warrant that my performance of this Agreement does not and will not breach any written or oral agreement I have entered into, or will enter into, with any other party. I will not induce the Company Entities to use any Inventions or confidential proprietary information or material belonging to any other client, employer or other party. I agree not to enter into any written or oral agreement that conflicts with this Agreement or otherwise creates a conflict of interest with my service to the Company Entities.

B.No Conflicting Activities. I agree that, during the term of my employment, I will not (i) engage in any activity (whether or not during business hours) that is in any way competitive, or prepare to compete, with the business or demonstrably anticipated business of the Company Entities, (ii) assist any other person or organization in competing, or in preparing to compete, with any business or demonstrably anticipated business of the Company Entities, or (iii) act as an employee, consultant, director or advisor to any other business, or take any action that would constitute a conflict of interest, without the prior written consent of the Company or its designee.

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8.At-Will Relationship. I understand and acknowledge that, except as may be explicitly provided in a separate written agreement with the Company, my employment is “at-will,” as defined under applicable law, meaning that either I or the Company may terminate my employment at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of my employment.

9.Termination Certificate. I agree that I will complete and sign the Termination Certificate attached hereto as Exhibit B.

10.Damages and Injunctive Relief.

A.I understand and agree that the Company Entities will suffer irreparable harm in the event that I breach any of my obligations in this Agreement and that monetary damages will be inadequate to compensate the Company Entities for such breach. Accordingly, I agree that, in the event of a breach or threatened breach by me of this Agreement, the Company Entities, in addition to and not in limitation of any other rights, remedies or damages available to the Company Entities at law or in equity, shall, be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction, without posting of a bond, in order to prevent or to restrain any such breach by me, or by any or all of my partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with me.

B.If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

C.If the Company Entities must pursue legal action to enforce or enjoin any action on my part in contravention of any provision of this Agreement, the Company Entities will be entitled to recover their costs, including attorneys’ fees in connection with any action in which the relevant Company Entity successfully obtains an injunction and/or damages.

D.In the event the Company Entities enforce this Agreement through a court order, I agree that the restrictions of Sections 5.A, 5.B and 5.C shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11.General Provisions.

A.Governing Law. This Agreement will be governed by the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

B.Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the Company (or any other Company Entity) and me relating to its subject matter and supersedes all prior discussions and agreements (whether written or oral) between us with respect thereto. No amendments or waivers to this Agreement will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.

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C.Severability. If any provision of this Agreement is deemed void or unenforceable, such provision will nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement will not be affected.

D.Successors and Assigns. I understand that this Agreement is personal to me, that I will not have the right or ability to assign, transfer or subcontract any of my obligations under this Agreement without the written consent of the Company, and that any attempt by me to do so will be void. I further understand that the Company may assign its rights and obligations under this Agreement in whole or part without my consent to any of its successor assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and permitted assigns, and will be for the benefit of the Company and its successors and assigns.

E.Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

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Signed this 10 day of December, 2019.

EMPLOYEE

/s/ Mark Thurmond
(Signature)
MARK THURMOND

TENABLE, INC.

By: /s/ Amit Yoran
Name: AMIT YORAN
Title: CEO

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EXHIBIT A
LIST OF PRE-EMPLOYMENT INVENTIONS

This List of Pre-Employment Inventions, along with any attached pages, is part of and incorporated by reference into the attached Intellectual Property, Non-Disclosure, and Non- Solicitation Agreement.

INSTRUCTIONS TO EMPLOYEE: Please identify in the DOCUMENT CHART below preexisting documents which describe, and upon which you will rely to establish your ownership of, your pre- employment inventions. Please do not disclose to the Company your pre-employment inventions in detail unless the Company expressly requests that you do.

In filling out the DOCUMENT CHART, please note that witnesses are people who have read and understood the referenced document and who therefore can testify to the existence of the inventions, ideas or works of authorship. Also, inventions, ideas, or works of authorship not owned by you (for example because they have been assigned to a prior employer) are not to be listed here.

If any documents are identified below, then the Company may request you to provide the documents and other information to determine if any impediments to employment by the Company exist. If you are unable to fill out the DOCUMENT CHART due to a prior confidentiality agreement, please instead provide the Company with a description of the kind of intellectual property right at issue, the party to whom you owe the duty of confidentiality, and your relationship to that party.

DOCUMENT CHART

No. Of Document	Title On Document	Date On Document	Names Of Witnesses Signing The Document	No. Of Pages Of The Document
1
2
3
4
5

Signed:	Mark Thurmond	Date:
(Employee's Full Name)

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EXHIBIT B TERMINATION CERTIFICATE
I hereby certify that I have complied with and will continue to comply with all the terms of the Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement (“Agreement”) that I entered into on January 1, 2020, a copy of which is attached to this Termination Certificate. I further specifically certify the following (the capitalized terms below are defined in the Agreement):

1.I have returned to the Company and do not have in my possession any Confidential Information, Work Product, Third Party Information, Inventions, or other tangible or intangible property or information belonging to the Company Entities.

2.Other than my pre-employment Inventions disclosed on Exhibit A and those Inventions excluded by Section 2.D of the Agreement, I have disclosed to the Company all Inventions. I have assigned or hereby do assign all such Inventions to the Company. I will assist the Company in all reasonable ways to establish and protect the Company’s ownership of such Inventions.

3.Either (check one):

I have not used my own personal computer, laptop, PDA, telephone or other electronic devices or storage media in any fashion in connection with my work for the Company Entities.

OR

I have provided the Company with access to any personal computer, laptop, PDA, telephone or other electronic devices or storage media I used in any fashion in connection with my work to permanently remove, copy and/or delete any data belonging to the Company Entities or related to the Company Entities, their customers or their business.

4.In compliance with the Agreement, I will preserve as confidential and not use or disclose any Confidential Information. Without limiting the generality of the foregoing, I acknowledge that the Company Entities have identified the following as information disclosed to me in the course of my employment that it considers to be highly Confidential Information subject to the Agreement:

Dated:	12/10/2019	/s/ Mark Thurmond
(Signature)

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Exhibit D

Separation Agreement

This Separation Agreement (this “Agreement”) is made as of the date executed below by and between [Tenable, Inc.] [Tenable Holdings, Inc.] (the “Company”) and Mark Thurmond (or his or her estate, as applicable) (“Executive”) (collectively, the “Parties”) and is entered into pursuant to Section 6.2 of that certain Amended and Restated Employment Agreement by and between the Company and Executive, effective as of January 1, 2020 (the “Employment Agreement”). All capitalized terms used in this Agreement, and not otherwise defined herein, shall have the meanings set forth in the Employment Agreement.

In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.Separation Date. The parties agree that the cessation of Executive’s employment and tenure with the Company and all of the Company’s Affiliates will be effective    . As of that date, Executive shall be deemed to have resigned from any and all positions with the Company, including and all positions with any and all Affiliates of the Company.

2.Affirmation. Executive affirms that except as to any Accrued Obligations, Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions, severance, and/or benefits are due to Executive, other than as provided in this Agreement.

3.Severance Benefits. If Executive (i) signs and returns this Agreement within [21]
[45] days of the Separation Date and does not revoke it within seven days after signing it; (ii) does not breach, taking into account any applicable cure rights, Executive’s post-termination obligations under the Employment Agreement and the Intellectual Property, Non-Disclosure, and Non- Solicitation Agreement; and (iii) complies with Executive’s obligations under Sections 7, 8, 9, and 10, Executive will be entitled to the [severance benefits in connection with Executive’s death or Disability payable pursuant to Section 6.1 of the Employment Agreement] [Non-CIC Severance Benefits payable pursuant to Section 6.2 of the Employment Agreement] [CIC Severance Benefits payable pursuant to Section 6.3 of the Employment Agreement], subject to the requirements of Section 6.7 of the Employment Agreement.

4.Benefit Plans. If Executive is currently participating in the Company’s group health insurance plans, Executive’s participation as an employee will end on the last day of the month in which the Separation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, Executive and Executive’s dependents are eligible to continue Executive’s group health insurance benefits at Executive’s own expense, and the Company shall pay the amounts of COBRA premiums in accordance with Section 6 of the Employment Agreement. Later, Executive may be able to convert to an individual policy through the provider of the Company’s health insurance, if Executive wishes. Executive will be provided with a separate notice describing

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Executive’s rights and obligations with respect to continued group health insurance coverage under the applicable state and/or federal insurance laws.

Executive’s participation in Employer-Sponsored Group Life Insurance and Short and Long Term
Disability Insurance [or other applicable insurance] will cease as of     ; however,
Executive may elect to convert Executive’s     Insurance by contacting [name/title] on or before     .

Deductions for the 401(k) Plan will end with Executive’s last regular paycheck. Executive will receive information by mail concerning 401(k) plan rollover procedures should Executive be a participant in this program.

Executive has the right to continue Executive’s current Health Care Spending Account if Executive is participating in this program. Enclosed is the information concerning how to continue this benefit. Dependent Care Spending Accounts cannot be continued. Executive’s last full Spending Account payroll deductions will be processed in the      pay period. Unless Executive elects to continue Executive’s Health Care Spending Account, Executive will only be eligible to claim expenses that Executive incurred prior to         .

5.Equity Awards. The Parties acknowledge and agree that Executive has received certain Equity Awards from Tenable Holdings, Inc. [(“Holdings”)]. Under the terms of Holdings’ equity plans and individual equity agreements, each Equity Award will continue to be eligible to vest through the Separation Date and vesting of the Equity Awards will cease as of the Separation Date. Notwithstanding anything to the contrary in Holdings’ equity plans, the individual equity agreements, and any other documents between Executive and Holdings setting forth the terms of the Equity Awards (the “Equity Documents”), the Equity Awards may be subject to accelerated vesting as set forth in Section 6 of the Employment Agreement, provided all requisite preconditions therein and in this Separation Agreement are met. Executive acknowledges and agrees that, as a condition to any exercise of Executive’s Equity Awards, the Company or Holdings may require Executive to enter into an arrangement providing for the payment by Executive to the Company or Holdings of any tax withholding obligation of the Company or Holdings (except for the employer’s share of any FICA), arising by reason of the exercise of Executive’s Equity Awards. The Equity Awards, including Executive’s rights to exercise the Equity Awards, remain subject to the terms of the Equity Documents.

6.Expense Reimbursements. Executive agrees that, within thirty (30) days of the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for reasonable business expenses pursuant to its regular business practice and in accordance with Section 2.4 of the Employment Agreement.

7.Return of Company Property. Within ten (10) days of the Separation Date, Executive shall return to the Company all equipment, documents (and all copies thereof) and other property belonging to the Company, an Affiliate, or a client, that Executive had in Executive’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information,

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tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). In addition, Executive shall, on the Separation Date or on demand, permit a representative of the Company or an Affiliate to access all data stored on any personal computer, laptop, PDA, telephone or other electronic device or storage media that Executive has used in any fashion in connection with Executive’s work for the Company or any of its Affiliates, or their customers or their business for the sole purpose of removing or deleting any data belonging to the Company or its Affiliates or their customers or businesses. Receipt of any severance benefits under this Agreement or the Employment Agreement is expressly conditioned upon compliance with this provision.

8.Confidential Information and Post-Termination Obligations. Both during and after Executive’s employment, Executive acknowledges Executive’s continuing obligations under the Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement, not to use or disclosure of the Company’s proprietary or confidential information or materials. A copy of the Intellectual Property, Non-disclosure, and Non-solicitation Agreement is attached hereto as an exhibit. If Executive has any doubts as to the scope of the restrictions in such agreement, Executive should contact [name/title] immediately to assess Executive’s compliance. The Company will enforce its contract rights and thus Executive agrees to familiarize him or herself with the Intellectual Property, Non-disclosure, and Non-solicitation Agreement Executive signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement to Executive’s immediate family; (b) Executive may disclose this Agreement in confidence to Executive’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

10.Non-Disparagement. Executive agrees not to disparage the Company, its Affiliates, or their officers or directors, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that it will instruct the current executive officers and Board of Director members of the Company and its Affiliates to not disparage Executive, in any manner likely to be harmful to Executive or Executive’s business, business reputation or

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personal reputation. Nothing in this provision, or in any other provision of this Agreement, should be construed to limit the parties covered by this section from (a) complying with any valid subpoena or court order (about which the party receiving the subpoena or court order shall provide the party as to whom the non-disparagement obligation is owed with prompt notice, a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (b) cooperating with any government investigation or inquiry; (c) voluntarily communicating, without notice to or approval by the party to whom the non-disparagement obligation is owed, with any government agency regarding a potential violation of any law or regulation; (d) requesting or receiving confidential legal advice; (e) responding to disparaging statements made about the party or defending oneself in connection with any litigation or investigation; or (f) enforcing their rights under this Agreement. In addition, nothing in this provision, or any other provision of this Agreement, shall limit (i) the Company or an Affiliate’s right to conduct in good faith investigations or inquiries regarding any potential violation of law and making any statement it concludes in good faith is otherwise required under any other applicable law; or (ii) Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11.Release. In exchange for the benefits referenced in Section 3 of this Agreement and other consideration under this Agreement, and except as otherwise set forth in this Agreement, Executive, on behalf of him or herself and, to the extent permitted by law, on behalf of Executive’s spouse, heirs, descendants, executors, administrators, assigns, successors, insurers, attorneys and other persons or entities, acting or purporting to act on Executive’s behalf (collectively, the “Executive Parties”), hereby generally and completely release, waive, acquit and forever discharge the Company, its Affiliates, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, liquidated and unliquidated, arising out of or in any way related to Executive’s employment with the Company or the termination of that employment, which involve events, acts or conduct that occur at any time prior to and including the execution date of this Agreement, including but not limited to: claims or demands related to wages, salary, bonuses, commissions, expenses, stock, stock options, or any other ownership interests in the Company or its Affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims released and waived in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•has violated or breached its personnel policies, handbooks, contracts, implied contracts, or covenants of good faith and fair dealing;

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•has discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of, or in any manner otherwise violated, any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”) Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the California Labor Code; the California Family Rights Act; the California Fair Employment and Housing Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•has violated any statute, public policy or common law (including but not limited to Claims for wrongful or retaliatory discharge; negligent hiring, retention or supervision; defamation; slander; libel; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; fraud; misrepresentation; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel).

Except to the extent such agreement is prohibited by applicable law or regulation, Executive agrees that if Executive attempts to avoid or set aside the terms of this Agreement or if a Company Party successfully asserts the Agreement as a defense or bar to any suit or claim asserted by Executive, Executive shall be liable for reimbursing the Company Party for its reasonable costs and attorneys’ fees in defending against such claims or asserting such defense. Should any third party bring any action or claim against any of the Company Parties on Executive’s behalf, Executive acknowledges and agrees that this Agreement provides the Executive with full relief and the Executive will not accept any additional relief.

Notwithstanding the foregoing, Executive does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws and Executive’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement waives any right held by Executive to indemnification or advancement of expenses under (i) the certificate of incorporation, bylaws or comparable documents of the Company or any Affiliate of the Company, (ii) any written agreement with the Company or any Affiliate of the Company, (iii) applicable law, or (iv) any insurance policy providing directors’ and officers’ coverage. Nothing shall prevent Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States

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Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the California Department of Fair Employment and Housing or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Executive further understands this Agreement does not limit Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Parties. While this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agrees that, Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights Executive may have to individual relief based on any Claims that Executive has released and any rights Executive has waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate Executive’s existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date Executive executes this Agreement pursuant to any such plan or agreement other than any vested rights or unpaid welfare benefits under any ERISA-covered employee benefit plans as of the date Executive executes this Agreement.

12.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to Executive’s release of claims herein, including but not limited to Executive’s release of unknown claims

13.Acknowledgments and Affirmations/Effective Date of Agreement. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any and all rights Executive may have under the ADEA, as amended. Executive also acknowledges and agrees that (i) the consideration given to Executive in exchange for the waiver and release in this Agreement is in addition to anything of value to which Executive was already entitled, and (ii) that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a Claim. Executive affirms that all of the decisions of the Company Parties regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Executive affirms that Executive has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Company Parties. Executive

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further affirms that Executive has no known workplace injuries or occupational diseases. Executive acknowledges and affirms that Executive has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. Executive further acknowledges and affirms that Executive has been advised by this writing that: (a) Executive’s waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (c) Executive has been given [twenty-one (21)] [forty-five (45)] days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier and if Executive does Executive will sign the Consideration Period waiver below); (d) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by Executive. [Executive further acknowledges that the Company has provided Executive with the ADEA disclosure statement required under Title 29 USC Section 626(f)(1)(H), attached hereto in connection with Executive’s separation from service.]

14.Cooperation. Executive is permitted to cooperate fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation. Nothing in this Agreement is intended to or shall prohibit Executive from providing such cooperation. Executive shall reasonably cooperate with the Company or any of its Affiliates, for any period he is receiving payments under this Agreement following Executive’s termination of employment, in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company or any of its Affiliates is involved, and the orderly transfer of any such pending work to such other Executives as may be designated by the Company or any of its Affiliates; provided, that the Company agrees that the Company (a) shall make reasonable efforts to minimize disruption of Executive’s other activities, and (b) shall promptly reimburse Executive for all reasonable expenses incurred in connection with such cooperation including, but not limited to, any reasonable attorney’s fees and costs that Executive incurs in connection with such cooperation, whether or not such attorney’s fees and costs are otherwise are otherwise eligible for indemnification.

15.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16.Breach. Executive agrees that upon any material breach of this Agreement Executive will forfeit all amounts paid or owing to Executive under this Agreement or the Employment Agreement. Further, Executive acknowledges that it may be impossible to assess the damages caused by Executive’s violation of the terms of Sections 7, 8, 9, and 10 of this Agreement and further agrees that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. Executive therefore agrees that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages

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and remedies available to the Company upon Executive’s breach of this Agreement, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Agreement.

17.Prevailing Party. The prevailing party in any action arising out of or relating to this Agreement will be entitled to recover his or its reasonable attorneys’ fees and costs.

18.Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland. Any dispute between Executive and the Company arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with Section 7.9 of the Employment Agreement. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT. HAVING ELECTED TO SIGN THIS AGREEMENT AND TO FULFILL THE PROMISES SET FORTH HEREIN, THE PARTIES FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER THIS AGREEMENT.

COMPANY:

By:	/s/ Amit Yoran

Date:	12/10/2019

EXECUTIVE:

By:	/s/ Mark Thurmond

Date:	12/10/2019

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